UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
(Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934)
Date of Report (Date of earliest event reported) January 31, 2008
PHOENIX TECHNOLOGIES LTD.
(Exact name of registrant as specified in charter)

Delaware	0-17111	04-2685985

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

915 Murphy Ranch Road, Milpitas, California	95035

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(408) 570-1000

Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 8.01	Other Events
Amendment to Net Income and Earnings Per Share
On January 31, 2008, Phoenix Technologies Ltd. (the “Company”) filed its quarterly report on Form 10-Q for the three months ended December 31, 2007 (“Q1”). The 10-Q states that net income for Q1 was $2.5 million, or $0.09 per diluted share, which is greater than the $2.2 million of net income, or $0.08 per diluted share, initially reported by the Company in its January 22, 2008 press release announcing its Q1 financial results. On a non-GAAP basis, net income increased by a similar amount to $3.6 million, or $0.12 per diluted share.
As described in the Company’s Form 10-Q filed today, the increase in reported net income (and earnings per share) is the result of an adjustment to Q1 tax expense that was made subsequent to January 22.
A reconciliation of the Company’s GAAP and non-GAAP net income for Q1 is attached to, and incorporated in its entirety with, this Current Report.
The information in this Item 8.01 and in Exhibit 99.1 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

ITEM 9.01	Financial Statements and Exhibits
(c) Exhibits

Exhibit	Description

99.1	Reconciliation of GAAP to Non-GAAP Net Income

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 31, 2008	Phoenix Technologies Ltd.
/s/ Timothy C. Chu
Timothy C. Chu
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit	Description

99.1	Reconciliation of GAAP to Non-GAAP Net Income